Exhibit 99.1
CAMDEN PROPERTY TRUST ANNOUNCES
CLOSING OF TENDER OFFER FOR ANY AND ALL
OF CERTAIN SERIES OUTSTANDING NOTES
Houston, TEXAS (April 28, 2009) – Camden Property Trust (NYSE: CPT) today announced it has accepted for purchase the principal amount of its outstanding notes set forth below validly tendered pursuant to its previously announced cash tender offer for such notes (the “Tender Offer”). The Tender Offer expired at 5:00 p.m., New York City time, on Tuesday, April 28, 2009. Payment for notes purchased pursuant to the Tender Offer is expected to be made on Friday, May 1, 2009. The aggregate consideration for notes accepted for payment, including accrued and unpaid interest, is expected to be approximately $171.7 million.

		Aggregate
		Principal
		Amount
		Accepted For
Issuer	Title of Security	Purchase
Camden Property Trust	4.375% Senior Unsecured Notes due January 15, 2010	$87,781,000
Camden Property Trust	6.750% Senior Unsecured Notes due September 15, 2010	22,129,170
Camden Property Trust	7.625% Senior Unsecured Notes due February 15, 2011	59,559,000
Camden Summit Partnership, L.P. (1)	7.703% Medium-Term Notes due May 9, 2011	—

	Total	$169,469,170

(1)	Camden Summit Partnership, L.P. (formerly known as Summit Properties Partnership, L.P.) was acquired by Camden in the merger of Summit Properties Inc. with and into Camden Summit, Inc., a wholly-owned subsidiary of Camden, on February 28, 2005.
The Tender Offer was made pursuant to the Offer to Purchase dated April 21, 2009 and the related Letter of Transmittal.
Deutsche Bank Securities acted as Dealer Manager for the Tender Offer.
This press release is neither an offer to purchase nor a solicitation to buy any of the notes.
Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Camden operates, management’s beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict.

About Camden
Camden Property Trust, an S&P 400 Company, is a real estate company engaged in the ownership, development, acquisition, management and disposition of multifamily apartment communities. Camden owns interests in and operates 182 properties containing 63,269 apartment homes across the United States. Upon completion of four properties under development, the Company’s portfolio will increase to 64,329 apartment homes in 186 properties. Camden was recently named by FORTUNE® Magazine for the second consecutive year as one of the “100 Best Companies to Work For” in America.